UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of the earliest event reported)      January 30, 2006

FARO TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida	0-20381	59-3157093

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Technology Park, Lake Mary, Florida	32746

(Address of Principal Executive Offices)	(Zip Code)

(407) 333-9911

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

          On January 30, 2006, Simon Raab, Chairman of the Board and Chief Executive Officer of the Company (a named executive officer of the Company) entered into an Employment Agreement with the Company in connection with the Company’s previously announced succession plan.

          The term of the Employment Agreement expires on January 1, 2007, unless terminated sooner pursuant to the provisions of the agreement.  Pursuant to the Employment Agreement, Mr. Raab may elect at any time, in consultation with the Board of Directors, to serve as Co-Chief Executive Officer for the remainder of 2006 at less than a full-time basis.  The Board of Directors has promoted Jay Freeland from President and Chief Operating Officer to Co-Chief Executive Officer effective January 30, 2006 as part of the Company’s succession plan.  In light of Mr. Freeland’s promotion, Mr. Raab and the Board of Directors have agreed that, effective January 30, 2006 and pursuant to the Employment Agreement, Mr. Raab will serve as Co-CEO and will reduce his commitment to an average of 80 hours per month for the remainder of 2006.  Mr. Raab continues to serve as Chairman of the Board of Directors of the Company.

          The Employment Agreement also contemplates that the Board of Directors may form a Strategic Planning Committee with Mr. Raab serving as Chair such committee. The role, responsibility and compensation of the Chairman of the Strategic Planning Committee would be subject to the direction of the Board of Directors from time to time and would primarily involve the expansion, growth, strategic direction, vision and technologic innovation of the Company.

          The Employment Agreement provides that Mr. Raab’s base salary for the remainder of 2006 will equal one-half of his 2005 base salary.  Mr. Raab also is eligible for compensation increases, expense reimbursement, stock options and/or restricted stock units (subject to automatic vesting upon the occurrence of various events), participation in benefit programs, and bonuses and other compensation as the Board may determine in its sole discretion.

          The Employment Agreement further contemplates that, at any time after January 1, 2007, Mr. Raab may, in consultation with the Board of Directors, elect to further alter his commitment and Mr. Raab may relinquish the role of Co-CEO and may or may not continue as the Chairman of the Board of Directors or of its Strategic Planning Committee. Mr. Raab’s compensation beginning on January 1, 2007 will be such amount as the Board and Mr. Raab agree is reasonable having regard to the then role of Mr. Raab.  If Mr. Raab decides not to continue in an executive capacity at any time after January 1, 2007 (either by his own choice or because he and the Company failed to reach mutually acceptable continued employment terms with the Company), Mr. Raab will receive a severance equal to his 2006 compensation, including salary and benefits at the rate of pay that was in effect during 2006.

          The Employment Agreement permits the Company to terminate Mr. Raab for “Good Cause” (as defined in the agreement).  In the event that the Company terminates Mr. Raab without “Good Reason” or Mr. Raab terminations his employment for “Good Reason” (as defined in the agreement, which includes termination following a change of control of the Company), the Company shall pay to Mr. Raab his full salary, bonus and benefits to which he is then entitled through the date of termination plus an additional amount equal to Mr. Raab’s then annual compensation (including salary, bonuses, and other benefits) at the time of termination.

          The Employment Agreement also contains assignment of inventions and confidentiality provisions and a five year noncompete agreement, and a two-year nonsolicitation agreement.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

          Jay Freeland, 36, the Company’s President and Chief Operating Officer, was appointed to be Co-Chief Executive Officer of the Company, effective as of January 30, 2006.  Mr. Freeland immediately will share the function and title of  Chief Executive Officer with CEO and co-founder Simon Raab, who became Co-Chief Executive Officer and Chairman of the Board effective January 30, 2006.    Mr. Freeland will assume CEO responsibility from an operational viewpoint, and Mr. Raab will focus on the strategic plan and product and business development.

          Mr. Freeland has been with the Company since November, 2004.  Before joining the Company, Mr. Freeland was president of his own consulting company from 2002 to 2004, and served in financial, business development, sales and operational management roles of increasing responsibility at General Electric (GE-NYSE) from 1991-2002.

Item 9.01	Exhibits.

          See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

FARO TECHNOLOGIES, INC.

	By:	/s/ Gregory A. Fraser

Gregory A. Fraser
Executive Vice President, Secretary, and Treasurer
Date: February 3, 2006

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement dated as of January 30, 2006, between FARO Technologies, Inc. and Simon Raab

99.1	Press release dated February 3, 2006